Exhibit 99.1

RCI Announces Closing on $99.1 Million Consolidation and Refinancing Bank Real Estate Loan

HOUSTON—September 30, 2021 — RCI Hospitality Holdings, Inc. (Nasdaq: RICK) announced the closing on a $99.1 million, 5.25% fixed rate, 10-year commercial bank real estate loan (subject to one adjustment in five years), with a 20-year amortization schedule.

The new loan refinances $85.7 million of existing bank and seller-financed real estate debt; provides $12.3 million in cash that will be used to pay off existing, high-interest unsecured debt, enabling those creditors to provide financing for the pending acquisition of 11 clubs and related real estate that RCI announced July 26, 2021; and funds $1.1 million in closing costs.

The new real estate loan will result in a reduction of interest expense and principal payments by $1.4 million and $3.8 million in the first year, respectively, and the elimination of $7.1 million in future balloon payments over the next 24 months.

Eric Langan, President & CEO of RCI Hospitality Holdings, Inc., said, “We’re pleased to execute this consolidation and refinancing loan at favorable commercial bank rates and terms.”

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With more than 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas/Ft. Worth, Houston, Miami, Minneapolis, St. Louis, Charlotte, Pittsburgh, and other markets operate under brand names such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars Club, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com/

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company’s businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI’s annual report on Form 10-K for the year ended September 30, 2020, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media and Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com